EXHIBIT 99.1

For Immediate Release

American Power Conversion Reports Second Quarter 2005 Financial Results

Net Income Increases 56 Percent Year-over-Year

WEST KINGSTON, R.I. — July 25, 2005 — American Power Conversion Corporation (Nasdaq: APCC) (APC) today reported financial results for the second quarter 2005.

Revenue for the second quarter 2005 was $480.6 million, up 21 percent from $395.7 million in the second quarter 2004 and up 18 percent from $408.0 million in the first quarter 2005.    Net income for the second quarter 2005 was $41.9 million or $0.21 per diluted share, an increase of 56 percent from $26.8 million or $0.13 per diluted share in the second quarter 2004 and an increase of 16 percent from $36.0 million or $0.18 per diluted share in the first quarter 2005.

“As evidenced by our eighth consecutive quarter of double digit year-over-year revenue growth, and the highest year-over-year growth rate since the fourth quarter 1999, APC experienced very strong demand during the second quarter,” said Rodger B. Dowdell, Jr., APC’s chief executive officer.  “Demand was strong across all operating segments and can be attributed to what we believe is an attractive macro-economic environment for IT spending and the success of our continued strategic investments to establish APC as a global leader in the market for network-critical physical infrastructure (NCPI).   Against this strong top-line backdrop and normal pricing patterns, product mix issues and increased costs negatively impacted gross margins in the quarter.  With our strong revenue growth outpacing our continuing increased investment in product development and demand-generating activities, we are pleased with the overall progress we achieved in the second quarter.”

Segment and Geographic Review

For the second quarter 2005, APC experienced year-over-year growth in all segments and major geographic regions.  Large Systems segment revenue of $104.9 million, consisting primarily of 3-phase uninterruptible power supplies (UPSs), APC Global Services, precision cooling and ancillary products for data centers, facilities and communication applications, grew 35 percent year-over-year and 30 percent sequentially.  The Large Systems segment was 22 percent of the company’s second quarter revenue.  Customer demand for the company’s on-demand data center architecture, InfraStruXure, drove the growth in the Large Systems segment performance.  Additionally, our engineered-to-order industrial systems were also a solid contributor to the segment’s year-over-year and sequential performance.

The Small Systems segment, which provides power protection, UPS and management products for the PC, server and networking markets, posted second quarter revenue growth of 18 percent year-over-year and 16 percent sequentially to $356.2 million.  As a percentage of APC quarterly product revenue, the Small Systems segment was 74 percent in the quarter.  Growth in the Small Systems segment benefited from healthy demand for APC’s desktop and networking UPS families, as well as from InfraStruXure related products.

Geographically, APC posted solid revenue growth across all major geographic regions.  The Americas region (North and Latin America) represented 54 percent of second quarter revenue and was up 22 percent year-over-year and 26 percent sequentially.  In Europe, the Middle East and Africa (EMEA), first quarter revenue represented 29 percent of total APC quarterly revenue.  The EMEA region increased 18 percent year-over-year and 20 percent sequentially.    Finally, second quarter revenue in Asia was 17 percent of total company revenue in the quarter.  Asia was up 26 percent year-over-year and down five percent sequentially.

Business Outlook

“It is clear that our investments in new products and sales and marketing programs are translating into revenue growth. Demand generation is healthy for both APC’s  InfraStruXure data center solutions as well as our core offerings,” continued Dowdell.  “To further capitalize on our progress thus far, we must continue to invest in these areas.  Our progress has been strong as we continue to establish a new way to design, build and operate data centers, thereby solving our customers NCPI needs.  We expect to continue to make the investments necessary to consolidate and expand our position in this exciting new market.”

Conference Call and Webcast

In conjunction with the second quarter 2005 earnings announcement, APC management is hosting a conference call to discuss the Company’s results as well as current expectations regarding future performance.  This conference call will be held today, July 25, at 5:00 PM Eastern time and will be available live and archived, in its entirety, to the public via the Company’s Web site at

investor.apcc.com or live by dialing 913-981-4910.  A replay will be accessible via telephone at approximately 8:00 PM on July 25 by dialing 719-457-0820 and entering the access code 4228083 and will continue through August 1 at midnight Eastern time.

Safe Harbor Provision

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  All statements in this press release that do not describe historical facts, such as statements concerning the Company’s future plans or prospects and those contained in the “Business Outlook” section of the press release, are forward-looking statements.  All forward-looking statements are not guarantees and are subject to risks and uncertainties that could cause actual results to differ from those projected.  The factors that could cause actual results to differ materially include the following: costs to maintain compliance with the provisions of the Sarbanes-Oxley Act of 2002 are greater than currently anticipated; the impact of increasing competition which could adversely affect the Company’s revenues and profitability; the impact of foreign currency exchange rate fluctuations; the impact on demand, component availability and pricing, and logistics, and the disruption of Asian manufacturing operations that result from labor disputes, war, acts of terrorism or political instability; ramp up, expansion and rationalization of global manufacturing capacity; the potential impact of complying with changing environmental regulations; impact on order management and fulfillment, financial reporting and supply chain management processes as a result of the Company’s reliance on a variety of computer systems, including Oracle 11i which is periodically upgraded; the discovery of a latent defect in any of the Company’s products; the Company’s ability to effectively align operating expenses and production capacity with the current demand environment; general worldwide economic conditions, and, in particular, the possibility that the PC and related markets decline; growth rates in the power protection industry and related industries, including but not limited to the PC, server, networking, telecommunications and enterprise hardware industries; competitive factors and pricing pressures; product mix changes and the potential negative impact on gross margins from such changes; changes in the seasonality of demand patterns; inventory risks due to shifts in market demand; component constraints, shortages, pricing and quality; risk of nonpayment of accounts receivable; the uncertainty of the litigation process including risk of an unexpected, unfavorable result of current or future litigation; and the risks described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

About American Power Conversion

Founded in 1981, American Power Conversion (Nasdaq: APCC) is a leading provider of global, end-to-end infrastructure availability solutions.  APC’s comprehensive products and services for home and corporate environments improve the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes.  Headquartered in West Kingston, Rhode Island, APC reported sales of $1.7 billion for the year ended December 31, 2004, and is a Fortune 1000, Nasdaq 100 and S&P 500 Company.  Additional information about APC and its global end-to-end solutions can be found at www.apc.com or by calling 800-877-4080.

#  #  #

For more information contact:

Investors:

Richard Thompson, chief financial officer, 401-789-5735, ext. 2325

Debbie Hancock, director, investor relations, 401-789-5735, ext. 2994, Debbie.hancock@apcc.com

Media:

Chet Lasell, APC director, public relations-North America, 800-788-2208 ext. 2693, chet.lasell@apcc.com

Supplemental Financial Information for American Power Conversion Corporation

Second Quarter 2005 Financial Summary

(In millions, except per share amounts)

	Q2 2005	Q2 2004	YOY Change	Q1 2005	QOQ Change
Net Sales	$480.6	$395.7	21%	$408.0	18%
Operating Income	$49.9	$33.4	49%	$43.6	14%
Net Income	$41.9	$26.8	56%	$36.0	16%
Diluted EPS	$0.21	$0.13	61%	$0.18	15%

Second Quarter 2005 Segment Summary
	Q2 2005	Q2 2004	YOY Change	Q1 2005	QOQ Change
Revenue (In millions)
Small Systems	$356.2	$301.2	18%	$307.5	16%
% of revenue	74%	77%		76%
Large Systems	$104.9	$77.9	35%	$80.7	30%
% of revenue	22%	20%		20%
Other	$16.4	$13.7	19%	$17.3	(6)%
% of revenue	3%	3%		4%
Shipping and Handling	$3.1	$2.9		$2.5
Net Sales	$480.6	$395.7	21%	$408.0	18%

	Q2 2005	Q2 2004	YOY Basis Point Change	Q1 2005	QOQ Basis Point Change
Gross Margin Percentage

Small Systems	45.2%	45.8%	(60)	47.7%	(250)
Large Systems	18.3%	15.7%	260	21.6%	(330)
Other	56.5%	59.1%	(260)	59.2%	(270)

Second Quarter 2005 Geographic Summary

	Q2 2005	Q2 2004	YOY Change	Q1 2005	QOQ Change
Revenue (In millions)
Americas	$257.8	$211.1	22%	$204.2	26%
% of revenue	54%	53%		50%
EMEA	$140.2	$119.2	18%	$116.7	20%
% of revenue	29%	30%		29%
Asia	$82.6	$65.4	26%	$87.1	(5)%
% of revenue	17%	17%		21%
Net Sales	$480.6	$395.7	21%	$408.0	18%

Note:         YOY = year-over-year

QOQ = quarter-over-quarter

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

IN THOUSANDS

(UNAUDITED)

	JUNE 26, 2005	DECEMBER 31, 2004

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$122,119	$72,721
SHORT TERM INVESTMENTS	638,950	642,853
ACCOUNTS RECEIVABLE, NET	358,209	327,547
INVENTORIES	470,556	465,927
PREPAID EXPENSES AND OTHER CURRENT ASSETS	47,765	39,294
DEFERRED INCOME TAXES	52,979	57,018
TOTAL CURRENT ASSETS	1,690,578	1,605,360

PROPERTY, PLANT & EQUIPMENT	431,677	420,102
LESS: ACCUMULATED DEPRECIATION AND AMORTIZATION	279,901	265,251
NET PROPERTY, PLANT & EQUIPMENT	151,776	154,851

LONG TERM INVESTMENTS	487	5,542
GOODWILL	7,179	7,179
OTHER INTANGIBLES, NET	33,700	39,627
DEFERRED INCOME TAXES	37,114	28,687
OTHER ASSETS	4,832	2,626

TOTAL ASSETS	$1,925,666	$1,843,872

CURRENT LIABILITIES
ACCOUNTS PAYABLE	135,500	$132,213
ACCRUED EXPENSES	179,617	182,621
INCOME TAXES PAYABLE	14,779	11,330
TOTAL CURRENT LIABILITIES	329,896	326,164

DEFERRED TAX LIABILITY	15,408	15,449

TOTAL LIABILITIES	345,304	341,613

SHAREHOLDERS’ EQUITY
COMMON STOCK	1,941	1,921
ADDITIONAL PAID-IN CAPITAL	99,770	60,081
RETAINED EARNINGS	1,476,990	1,437,691
ACCUMULATED OTHER COMPREHENSIVE INCOME	1,661	2,566
TOTAL SHAREHOLDERS’ EQUITY	1,580,362	1,502,259

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,925,666	$1,843,872

Note: The data reported above are based on an unaudited balance sheet, but include all adjustments that the Company considers necessary for a fair presentation of financial condition for this period.

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

IN THOUSANDS EXCEPT PER SHARE AMOUNTS

(UNAUDITED)

	FOR THE THREE MONTHS ENDED
	JUNE 26, 2005	JUNE 27, 2004

NET SALES	$480,606	$395,663

COST OF GOODS SOLD	302,341	246,141

GROSS PROFIT	178,265	149,522

MARKETING, SELLING, GENERAL AND ADMINISTRATIVE	105,619	94,648

RESEARCH AND DEVELOPMENT	22,736	21,446

TOTAL OPERATING EXPENSES	128,355	116,094

OPERATING INCOME	49,910	33,428

OTHER INCOME, NET	5,189	2,256

EARNINGS BEFORE INCOME TAXES	55,099	35,684

INCOME TAXES	13,224	8,921

NET INCOME	$41,875	$26,763

DILUTED EARNINGS PER SHARE	$0.21	$0.13

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	199,742	204,992

Note: The data reported above are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

IN THOUSANDS EXCEPT PER SHARE AMOUNTS

(UNAUDITED)

	FOR THE SIX MONTHS ENDED
	JUNE 26, 2005	JUNE 27, 2004

NET SALES	$888,609	$747,414

COST OF GOODS SOLD	545,893	448,800

GROSS PROFIT	342,716	298,614

MARKETING, SELLING, GENERAL AND ADMINISTRATIVE	206,198	180,832

RESEARCH AND DEVELOPMENT	42,975	39,849

TOTAL OPERATING EXPENSES	249,173	220,681

OPERATING INCOME	93,543	77,933

OTHER INCOME, NET	8,983	3,988

EARNINGS BEFORE INCOME TAXES	102,526	81,921

INCOME TAXES	24,606	20,480

NET INCOME	$77,920	$61,441

DILUTED EARNINGS PER SHARE	$0.39	$0.30

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	199,036	205,554

Note: The data reported above are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.